Exhibit 99.1

AITX Unveils AIR™ as the Core of Its Operations, Revolutionizing Industry

Standards with Advanced Autonomous Solutions

AIR Manifesto Now Available on AITX Website

Detroit, Michigan, May 22, 2024 -- Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is excited to announce that AIR™ (Autonomous Intelligent Response) has become the core paradigm driving all client solutions across AITX and its subsidiaries. Fully detailed and downloadable on the AITX website as of today, AIR represents the concepts and applications that integrate artificial intelligence with autonomous response capabilities across various security and facility management applications and devices.

AIR is the cumulation of years of development and experience and is aimed to transform and elevate the efficiency and effectiveness of security operations by leveraging advanced AI and machine learning technologies. This platform produces client benefits related to improved security and facility operations, enhances operational capabilities by autonomously managing and responding to security needs without human intervention, thereby reshaping the landscape of security and facility management industries.

Steve Reinharz, CEO/CTO of AITX stated, “The implementation of AIR across our solutions is a transformative step towards redefining security and facility industry standard operating procedures through enhanced application of artificial intelligence. AIR is not just a product but a comprehensive approach that embodies our commitment to innovation and excellence in all facets of our business.”

The AIR platform integrates seamlessly with AITX’s wholly owned subsidiary Robotic Assistance Devices’ (RAD) 4th Generation suite of hardware products, enhancing their capabilities, and enabling them to perform with unprecedented efficiency. Furthermore, AIR is the basis of RADCam™ available from RAD Residential (RAD-R) later this year. Additional solutions built around AIR will be announced in the coming months. This strategic focus ensures that all current and future products developed under the AITX umbrella are equipped with state-of-the-art technology that sets new benchmarks for the industry.

The Company noted that applications to be beta testers for the RADCam pilot program will soon be announced. The pilot program will include RAD team members and select users from the public in the United States and Canada.

“As we continue to innovate and push the boundaries of what is possible in artificial intelligence and autonomous response solutions, AITX is poised to lead the way in transforming security and facility management practices worldwide,” Reinharz concluded.

AITX, through its subsidiaries, Robotic Assistance Devices, Inc. (RAD), RAD-R, RAD-M and RAD-G is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz